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                                                                Exhibit 99.1


                                                   [PR NEWSWIRE NEWSFAX LOGO]

  Handex Completes Sale of Environmental Unit as Part of Strategy to Focus on
                              Educational Business

     MORGANVILLE, N.J., Dec. 31/PRNewswire/ -- Handex Corporation (Nasdaq-NNM:
HAND) announced today that it had completed the sale of its Environmental unit to a corporation formed by an investment group led by members of its Southeast management team. Proceeds from the sale and from retained assets will amount to approximately $21 million after recognizing a $7.3 million loss for the write-off of goodwill, establishment of valuation reserves, and transaction costs. The loss was recognized in the 3rd quarter. Proceeds from the buying group consisted of $4.6 million in cash, a $3.7 million promissory note, preferred stock of $2.0 million and other consideration. With the consummation of this transaction, the Company currently has approximately $13 million in cash and net current assets of $22 million.

     The transaction, which closed on December 27, allows the Company to focus on its remaining business unit, which operates and franchises computer training centers under the names "New Horizons Computer Learning Centers." Its centers provide instructor-led classroom training to employer-sponsored enrollees in PC software applications and technical certification programs.

     The transaction as well as the name change to "New Horizons Worldwide, Inc." was approved on December 20, 1996 at a special shareholders' meeting. Along with the name change, the Company has changed its Nasdaq stock symbol to "NEWA."

     "The sale of environmental segment allows us to concentrate our energy and resources on our computer education and training business, which we believe has strong growth prospects. We are also pleased that the shareholders have adopted the name 'New Horizons Worldwide.' This name signals the beginning of a new era for both Handex and its shareholders. We believe that the new name better captures our core business identity and the outstanding potential the computer education and training industry has to offer," commented Curtis Lee Smith, Jr., Chairman and Chief Executive Officer of New Horizons Worldwide.

     New Horizons operates seven company-owned learning centers and 136 franchised locations in 22 countries worldwide. New Horizons is one of the fastest growing companies in the computer training industry. Systemwide sales, which include both company-owned and franchised locations, have risen from $23 million in 1993 to $103 million in 1995. Systemwide sales were $138 million for the first nine months of 1996.

SOURCE  Hanex Corporation
    -0-                                 12/31/96
    /CONTACT:  John T. St. James. Chief Financial Officer of
Handex Corporation, 908-536-8500/
    (HAND)

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